Exhibit 99.1
DECKERS BRANDS REPORTS FOURTH QUARTER AND FULL FISCAL YEAR 2025 FINANCIAL RESULTS

•FY 2025 REVENUE INCREASED 16% TO A RECORD $4.99 BILLION
•FY 2025 DILUTED EPS INCREASED 30% TO A RECORD $6.33
•SHARE REPURCHASE AUTHORIZATION INCREASED TO $2.5 BILLION

Goleta, California (May 22, 2025) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories, today announced financial results for the fourth fiscal quarter and full fiscal year ended March 31, 2025. The Company also provided its financial outlook for the first fiscal quarter ending June 30, 2025.

“Deckers delivered another exceptional year of results in fiscal 2025, highlighted by the HOKA and UGG brands’ respective revenue growth of 24% and 13%, as well as record earnings per share,” said Stefano Caroti, President and Chief Executive Officer. “While the global trade environment has introduced greater near-term uncertainty, we are very confident in the exciting opportunities ahead for HOKA and UGG. We view these brands as industry leaders, each with iconic and innovative products that operate in differentiated marketplaces. Alongside Deckers’ superb balance sheet, this positions us well to manage through the near-term with a focus on the long-term.”

Full Fiscal Year 2025 Financial Review (Compared to the Same Period Last Year)

•Net sales increased 16.3% to $4.986 billion compared to $4.288 billion. On a constant currency basis, net sales increased 16.5%.
◦Brand
▪UGG® brand net sales increased 13.1% to $2.531 billion compared to $2.239 billion.
▪HOKA® brand net sales increased 23.6% to $2.233 billion compared to $1.807 billion.
▪Other brands net sales decreased 8.6% to $221.2 million compared to $241.9 million.
◦Channel
▪Wholesale net sales increased 17.4% to $2.856 billion compared to $2.432 billion.
▪Direct-to-Consumer (DTC) net sales increased 14.8% to $2.130 billion compared to $1.855 billion. DTC comparable net sales increased 13.4%.
◦Geography
▪Domestic net sales increased 11.3% to $3.187 billion compared to $2.864 billion.
▪International net sales increased 26.3% to $1.799 billion compared to $1.424 billion.
•Gross margin was 57.9% compared to 55.6%.
•Selling, general, and administrative (SG&A) expenses were $1.707 billion compared to $1.458 billion.
•Operating income was $1.179 billion compared to $927.5 million.
•Diluted earnings per share was $6.33 compared to $4.86. As previously disclosed, the Company effected a six-for-one forward stock split of its common stock during the second fiscal quarter. The share, per share, and resulting financial amounts in this press release have been adjusted to reflect the effectiveness of the stock split.

Fourth Quarter Fiscal 2025 Financial Review (Compared to the Same Period Last Year)

•Net sales increased 6.5% to $1.022 billion compared to $959.8 million. On a constant currency basis, net sales increased 7.5%.
◦Brand
▪UGG® brand net sales increased 3.6% to $374.3 million compared to $361.3 million.
▪HOKA® brand net sales increased 10.0% to $586.1 million compared to $533.0 million.

▪Other brands net sales decreased 6.3% to $61.3 million compared to $65.5 million.
◦Channel
▪Wholesale net sales increased 12.3% to $611.6 million compared to $544.6 million.
▪DTC net sales decreased 1.2% to $410.2 million compared to $415.2 million. DTC comparable net sales decreased 1.6%.
◦Geography
▪Domestic net sales of $647.7 million were flat as compared to last year.
▪International net sales increased 19.9% to $374.1 million compared to $312.0 million.
•Gross margin was 56.7% compared to 56.2%.
•SG&A expenses were $405.8 million compared to $395.2 million.
•Operating income was $173.9 million compared to $144.3 million.
•Diluted earnings per share was $1.00 compared to $0.82.

Balance Sheet (March 31, 2025 as compared to March 31, 2024)

•Cash and cash equivalents were $1.889 billion compared to $1.502 billion.
•Inventories were $495.2 million compared to $474.3 million.
•The Company had no outstanding borrowings.

Capital Allocation

During the fourth fiscal quarter, the Company repurchased approximately 1.778 million shares of its common stock for a total of $266.0 million at a weighted average price paid per share of $149.62.

During the full fiscal year 2025, the Company repurchased approximately 3.800 million shares of its common stock for a total of $567.0 million at a weighted average price paid per share of $149.21. As of March 31, 2025, the Company had approximately $374.7 million remaining under its stock repurchase authorization.

During the first fiscal quarter of fiscal year 2026, as of May 9, 2025, the Company repurchased approximately 765 thousand shares of its common stock for a total of $84.0 million at a weighted average price paid per share of $109.75. As of May 9, 2025, the Company had approximately $290.7 million remaining under its stock repurchase authorization.

The Board of Directors has approved an increase of $2.25 billion to the Company's stock repurchase authorization, which brings the Company's total outstanding authorization to approximately $2.5 billion.

CFO Commentary

“Fiscal year 2025 was Deckers’ fifth consecutive year of double-digit revenue and earnings per share growth, with respective compound annual growth rates of 19% and 32% over the five year period,” said Steve Fasching, Chief Financial Officer. “We will remain nimble and disciplined as we navigate near-term uncertainty, while actively investing in our strategic long-term growth opportunities. Importantly, Deckers remains capable of returning compelling value to shareholders, supported by $1.9 billion in cash on hand, sustainable cash flow generation, and our increased share repurchase authorization that now totals $2.5 billion.”

Change in Reportable Operating Segments

During the fourth quarter of fiscal year 2025, the Company updated its reportable operating segments to better reflect changes in the way management evaluates performance, makes operating decisions, and allocates resources. As of March 31, 2025, the Company’s three reportable operating segments now include the worldwide operations of the UGG brand, HOKA brand, and Other brands, which is primarily comprised of the Teva brand, AHNU brand, and Koolaburra brand. Prior to this change, the Company’s six reportable operating segments included the worldwide wholesale operations of the UGG brand, HOKA brand, Teva brand, Sanuk brand, and Other brands, and DTC.

First Quarter Fiscal 2026 Outlook for the Three Month Period Ending June 30, 2025

Given the macroeconomic uncertainty related to evolving global trade policies, the Company will not be providing full year guidance for fiscal year 2026 at this time. While the Company does not intend to provide quarterly guidance on a regular basis, the following represents management's current outlook for the first fiscal quarter.

•Net sales are expected to be in the range of $890 million to $910 million.
•Diluted earnings per share is expected to be in the range of $0.62 to $0.67.
•Diluted earnings per share guidance excludes any impact from additional share repurchases.

The Company's outlook is forward-looking in nature, reflecting our expectations as of May 22, 2025, and is subject to significant risks and uncertainties that limit our ability to accurately forecast results. This outlook assumes no meaningful changes to the Company's business prospects or risks and uncertainties identified by management that could impact future results, which include but are not limited to: changes in macroeconomic conditions, including consumer confidence, discretionary spending, inflationary pressures, and foreign currency fluctuations; changes to global trade policy, including tariffs and trade restrictions; geopolitical tensions; and supply chain disruption.

Non-GAAP Financial Measures

In certain instances the Company may present financial measures that were not prepared in accordance with generally accepted accounting principles in the United States (non-GAAP financial measures), including constant currency. These non-GAAP measures provide information that may assist investors in understanding its financial results and assessing its prospects for future performance. The Company believes these non-GAAP financial measures are important indicators of its operating performance because they exclude items that are unrelated to, and may not be indicative of, its core operating results.

The non-GAAP financial measures presented by the Company may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, to calculate constant currency information, the Company calculates the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and remeasurements in the consolidated financial statements. Further, the Company reports DTC comparable net sales on a constant currency basis for DTC operations that were open throughout the current and prior reporting periods, and may adjust prior reporting periods to conform to current year accounting policies. These non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance determined in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period-to-period.

Conference Call Information

The Company’s conference call to review the results for the fourth quarter and full fiscal year 2025 will be broadcast live today, Thursday, May 22, 2025, at 4:30 pm Eastern Time and hosted at ir.deckers.com. You can access the broadcast by clicking on the link within the “Webcast” box at the top of the page. A replay of the broadcast will be available for at least 30 days following the conference call and can be accessed under the “Quarterly Earnings” section of the “Financials” tab at the aforementioned website.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories developed for both everyday casual lifestyle use and high-performance activities. The Company’s portfolio of brands includes UGG®, HOKA®, Teva®, Koolaburra®, and AHNU®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has over 50 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our projected financial results, including net sales, gross margin, SG&A expenses, operating margin, inventories, effective tax rate, and diluted earnings per share; consumer confidence and discretionary spending, including uncertainties associated with the global trade environment; the strength of our brands and demand for our products; our ability to drive future growth and profitability; our ability to execute on our long-term strategies, objectives, and opportunities; and our ability to return value to our stockholders, including potential repurchase of shares. We have attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “estimate,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, as well as in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

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Investor Contact:
Erinn Kohler | VP, Investor Relations, Corporate Planning & Business Analytics | Deckers Brands | 805.967.7611

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended March 31,		Years Ended March 31,
	2025	2024	2025	2024
Net sales	$1,021,780	$959,758	$4,985,612	$4,287,763
Cost of sales	442,012	420,282	2,099,949	1,902,275
Gross profit	579,768	539,476	2,885,663	2,385,488
Selling, general, and administrative expenses	405,843	395,214	1,706,571	1,457,974
Income from operations	173,925	144,262	1,179,092	927,514
Total other income, net	(17,367)	(19,945)	(64,207)	(51,427)
Income before income taxes	191,292	164,207	1,243,299	978,941
Income tax expense	39,881	36,662	277,208	219,378
Net income	151,411	127,545	966,091	759,563
Total other comprehensive income (loss), net of tax	5,790	(8,359)	1,079	(11,698)
Comprehensive income	$157,201	$119,186	$967,170	$747,865

Net income per share
Basic	$1.00	$0.83	$6.36	$4.89
Diluted	$1.00	$0.82	$6.33	$4.86
Weighted-average common shares outstanding
Basic	151,029	153,740	151,992	155,225
Diluted	151,685	154,713	152,670	156,285

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)

	March 31, 2025	March 31, 2024
ASSETS		(AUDITED)
Current assets
Cash and cash equivalents	$1,889,188	$1,502,051
Trade accounts receivable, net	332,872	296,565
Inventories	495,226	474,311
Other current assets	143,189	170,556
Total current assets	2,860,475	2,443,483
Property and equipment, net	325,599	302,122
Operating lease assets	237,352	225,669
Other noncurrent assets	146,826	164,305
Total assets	$3,570,252	$3,135,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$417,955	$378,503
Operating lease liabilities	54,453	53,581
Other current liabilities	297,533	287,909
Total current liabilities	769,941	719,993
Long-term operating lease liabilities	222,522	213,298
Other long-term liabilities	64,776	94,820
Total long-term liabilities	287,298	308,118
Total stockholders’ equity	2,513,013	2,107,468
Total liabilities and stockholders’ equity	$3,570,252	$3,135,579